UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2011

ACELRX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35068	41-2193603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

575 Chesapeake Drive

Redwood City, CA 94063

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 216-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 15, 2011, AcelRx Pharmaceuticals, Inc. (the “Company”) entered into a lease (the “Lease”) with Metropolitan Life Insurance Company (the “Landlord”) for 13,787 square feet of space located at 301 Galveston Drive, Redwood City, California (the “Premises”).

The term of the Lease is for a period of 49 months (the “Term”), with a scheduled commencement date of the earlier to occur of (a) the date the Company commences business operations on the Premises or (b) June 12, 2012, but in no event prior to April 9, 2012. The Company has an option to extend the term of the Lease for an additional five years, which would commence upon the expiration of the Term, at a market rate determined according to the Lease. In addition, the Company has the right of first offer to lease certain additional space that becomes available at 301 Galveston Drive, Redwood City, California until the date that is 24 months prior to the expiration of the Term at a market rate determined according to the Lease.

The total monthly base rent under the Lease for the Premises will be as follows, provided that, so long as there is no continuing event of Default (as defined in the Lease), the Landlord has agreed to abate the Company’s rent obligations for the first month of the Lease:

Months of Lease Term	Monthly Base Rent
1-12	$31,020.75
13-24	31,951.37
25-36	32,909.91
37-48	33,897.21
49	34,914.13

In addition, the Company will pay the Landlord specified percentages of certain operating expenses and taxes related to the leased facility incurred by the Landlord.

In connection with the Lease, the Company delivered to the Landlord an irrevocable letter of credit for $150,000 as security for the Company’s performance of its obligations under the Lease.

The foregoing summary of the Lease does not purport to be complete and is qualified in its entirety by reference to the Lease, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth above and referenced under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2012	ACELRX PHARMACEUTICALS, INC.

	By:	/s/ James H. Welch
James H. Welch
Chief Financial Officer